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                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                  -------------------------------------

                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


Date of Report  (Date of earliest event reported)December 11, 1997

                             TCSI Corporation
          (Exact name of registrant as specified in its charter)

         Nevada                    0-19377                 68-0140975
(State of incorporation)         (Commission             (IRS Employer
                                 File Number)          Identification No.)

1080 Marina Village Parkway, Alameda, California             94501
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code:  (510) 749-8500

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Item 5.  Other Events.

         On December 11, 1997, TCSI Corporation issued a press release, a copy of which is filed herewith as Exhibit 20.

                                SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             TCSI Corporation

By: /s/Arthur H. Wilder
    -----------------
Arthur H. Wilder
Vice President, Finance and Administration,
and Chief Financial Officer

Date: December 11, 1997

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                            INDEX TO EXHIBITS

20.  Press Release, dated December 11, 1997

        ITALTEL AND TCSI EXPAND PARTNERSHIP IN EUROPEAN MARKETPLACE

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For additional information contact:
  Leigh Salvo
  TCSI Corporation
  (510) 749-8653
  lsalvo@tcsi.com

        ITALTEL AND TCSI EXPAND PARTNERSHIP IN EUROPEAN MARKETPLACE

Significant New Order Received for TCSI's SolutionCore from Italy's Largest
                            Equipment Supplier

ALAMEDA, CALIFORNIA - December 11, 1997 - TCSI Corporation (Nasdaq: TCSI), a leading global provider of software to the telecom industry, announced today that it has signed a follow-on agreement for software and services with Italtel, Italy's premier supplier of equipment and services for the telecom industry. Under the terms of the agreement, TCSI will supply additional licenses of its flagship product, SolutionCore, to Italtel, to support a wide range of new operational support system (OSS) developments. This agreement establishes Italtel as the world's largest SolutionCore licensee and represents the continuation of a strong three year alliance between the companies.

Italtel has already deployed five major systems using SolutionCore as a platform. These systems have encompassed element management systems for SS7, GSM and Full Service Access Network (FSAN) equipment, integrated network management systems, as well as a service management application that relates network failures to customer-specific services. Taking advantage of a key feature of SolutionCore - reusability - more than 60 percent of the code used in Italtel's most recently-developed system came from other Italtel systems built on the TCSI platform.

"To maintain our leadership position as a major supplier of advanced management systems, Italtel moved quickly towards object-oriented development technologies to build up an efficient and effective software development environment," said Luigi Frassani, Senior Director of Italtel's TLC Network Management Systems. "We moved to this new technology before anyone else, because we saw that the old way of developing systems would not keep up with new demands. When we looked at who was providing these leading edge solutions, we believe we made the best choice in the market, and selected TCSI." Italtel's latest purchase confirms that TCSI continues to meet this innovator's needs.

Keith Willetts, TCSI's senior vice president and Managing Director for Europe, said, "Leading edge companies such as Italtel are looking for market-proven technology that offers power and scalability. To date, the software with the best track record for delivering these telecom management systems is SolutionCore." Willetts anticipates that this latest agreement with Italtel will solidify TCSI's position in Europe, where an open, standards-based approach is essential for long-term profitability.




About Italtel Worldwide
Excellence  in  research and technology, rapid response to  market  demand, solutions and systems adapted to customer requirements. These are the decisive factors in the competition that characterises the world telecommunications market. Italtel is an international supplier of TLC networks, and operates with success in the design, development and installation of systems that are integrated in their method of communication, that are technologically advanced, and that are open to mobility and multimedia requirements. With this wealth of know how, Italtel is more than just a manufacturing company: it is now the partner of worldwide telecommunications operators for front line technology, for the design and development of new networks, for the offer of new services, and for customer assistance - at all times. With this global offering, Italtel's specialists look after the requirements of their customers in over 100 countries.

Billings of over 4,350 billion lire are forecast for 1997, representing an increase of 12 percent as compared to 1996, and a significant profit level. In line with company objectives, Italtel sales abroad are also increasing considerably and will amount to over 2,000 billion lire by the end of 1997. The incidence of sales on international markets will therefore be approximately 47 percent of total revenues.

TCSI Corporation Product and Services
TCSI provides integrated products and services to many of the world largest and most successful telecom companies. TCSI offers SolutionServicesTM, a full range of services including consulting, customized development, deployment,  maintenance,  and  training. SolutionCoreTM,  TCSI's  industry-
leading   application  environment,  enables  the  rapid  development   and
deployment of advanced element, network, and services management systems. TCSI's SolutionSuitesTM are integrated packages of applications components to automate the management processes of Intelligent Network, Broadband, and Digital Cellular services and networks.

About TCSI Corporation
TCSI is a leading provider of integrated software products and services for the global telecom industry. A recognized innovator in object-oriented technology, TCSI products and services enable telecom service providers and equipment manufacturers to rapidly meet the growing demand for integrated and automated management of a wide range of networks and services. TCSI serves its customers in offices throughout North America, Europe, and the Pacific Rim.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those projected. Such risks include, but are not limited to the timing of significant customer orders and capital spending patterns of the Company's customers. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.


                                   ####

  For further information on TCSI Corporation, please call our automated faxback line at
  (800) 264-1603 or join us on the World Wide Web at http://www.tcsi.com.

TCSI, SolutionServices, SolutionCore, and SolutionSuites are trademarks of TCSI Corporation. All other product and services listed herein are trademarks of their respective companies.